Exhibit 10.1

Aerkomm Inc.
44043 Fremont Blvd.,
Fremont, CA 94538
U.S.A.

November 20, 2017

Peter Chiou

5118 Frost Avenue

Carlsbad, CA 92008

Re:     Employment Terms

Dear Mr. Chiou,

This letter is to memorialize the terms of your continuing employment by Aerkomm, Inc. (the “Company”) as the Chief Executive Officer.

You are responsible for duties and services that are normally associated with and inherent in the capacity in which you are employed, as well as such other duties as shall from time to time be assigned to you by the Board of Directors of the Company. You report to the Board of Directors and work at the facility of our subsidiary located at 44043 Fremont Blvd., Fremont, CA 94538. Unless you are traveling for the Company’s business, you are required to be present at the Freemont office at least three weeks within each calendar month.

You agree to serve without additional compensation if elected or appointed as an officer and/or director of the Company and any of the Company’s subsidiaries or affiliates.

Effective as of November 1, 2017, your base salary is at the rate of $144,000.00 per year (equivalent to $12,000 per month), less payroll deductions and withholdings, paid on the Company’s normal payroll schedule. You will be entitled to twenty (20) working days of vacation per year.

During your employment, you will be eligible to participate in the standard benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. A full description of these benefits is available upon request. The Company reserves the right to change compensation and benefits from time to time in its sole discretion.

As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must sign and comply with the attached Conflict of Interest, Proprietary Information and Inventions Agreement, which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

By accepting/continuing employment with the Company, you also agree to keep all the Company’s information strictly confidential, and not to use it or disclose it to any person or entity, except as is necessary in the ordinary course of performing your work. You further acknowledge and agree that your obligation to protect our confidential information from disclosure exists both during your employment and after it ends. You also agree that at the termination of your employment, for any reason, you will return to the Company all copies (including electronic copies) of any documents or other materials you have that refer to or contain the Company’s confidential information, including notebooks, manuals, correspondence and customer lists, and that you will not retain any copies of same.

Aerkomm Inc.
44043 Fremont Blvd.,
Fremont, CA 94538
U.S.A.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

Normal business hours are from 9:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

You may terminate your employment with the Company at any time with a 30-day notice for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with a 30-day advance notice. Your employment at-will status can only be modified in a written agreement signed by both you and the Chairperson or representative of the Board of Directors of the Company.

We believe that your employment with the Company requires a full-time commitment. Employment with any other entity, or for yourself in competition with the Company, is not permitted unless expressly authorized by the Company in writing.

You also agree that for a period of two years after your employment ends, you will not solicit any employee of or consultant to the Company to leave his or her employment or consulting relationship with the Company in order to begin employment or a consulting relationship with any company or business in actual or potential competition with the Company or its affiliates.

This letter, together with your Conflicts of Interest, Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Any changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by both you and the Chairperson or representative of the Board of Directors of the Company.

Please sign and date this letter, and the enclosed Employee Conflicts of Interest, Proprietary Information and Inventions Agreement and return them to me by November 30, 2017, so we may process the Company’s payroll for November to reflect the change in your base salary.

Sincerely,

Understood and Accepted:

/s/ Jeffrey Wun	/s/ Peter Chiou
Jeffrey Wun, Director	Peter Chiou November 29, 2017
Date